Exhibit 99.2

Scientific-Atlanta, Inc.

Fiscal Year 2005 / First Quarter

Earnings Conference Call

October 21, 2004

Operator

Welcome to the Scientific-Atlanta first quarter fiscal year 2005 earnings conference call. At this time all participants have been placed on a listen-only mode and we will open the floor for your questions and comments following the presentation. It is now my pleasure to turn the floor over to your host, Tom Robey, Vice President of Investor Relations. Sir, you may begin.

Tom Robey - Scientific-Atlanta, Inc. – Vice President, Investor Relations

Good afternoon, everyone.

On today’s call, we will hear prepared comments from:

•	Wally Haislip, Senior Vice-President, Finance and Operations

•	Michael Harney, Senior Vice-President and President of our Subscriber business, and

•	Dwight Duke, Senior Vice-President and President of our Transmission Network Systems business

Following their prepared remarks, Wally, Michael and Dwight — along with our CFO, Julian Eidson, and Executive Vice-President, Allen Ecker — will be available to answer your questions.

Before we begin our call, I will read the required cautionary statement:

During this conference call we are likely to discuss certain subjects that will contain forward-looking statements. I caution you that any forward-looking statements made by the company are not guarantees of future performance and that a variety of factors could cause the company’s actual results and experience to differ materially from the anticipated or projected results which the company may discuss on this conference call.

Please be advised that a detailed listing of cautionary statements is available to you in our most recently filed 10-K for the fiscal year ended July 2, 2004.

The content of this webcast contains time-sensitive information that is accurate only as of the date of the live broadcast, October 21, 2004. Any redistribution, retransmission, or rebroadcast of this presentation in any form without the express written consent of Scientific-Atlanta is prohibited.

Please note that we plan to file a copy of today’s earnings press release and a transcript of this conference call with the SEC on Form 8-K within four business days. Note also that our prepared comments will be available on our web site at www.scientificatlanta.com/investors promptly following this conference call.

Before we begin, Jim McDonald would like to make a few comments.

Jim McDonald - Scientific-Atlanta, Inc. – Chairman, Chief Executive Officer and President

Thank you, Tom. Welcome to our call and thank you for joining us tonight. As you know I’ve been out of the office for the last couple of days. The procedure went quite well and I’ve been discharged from the hospital. I would like to thank the many people who have called and e-mailed me. And as Tom said, Wally Michael and Dwight will go through the prepared comments and answer the questions and I’ll stay on the call in a listen mode. So thank you for joining us. Wally?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Jim, thank you.

Good evening and thank you for joining us.

Tonight, we’re pleased to announce the results of another good quarter. Sales were $453 million, and earnings were $0.36 per share. Strong demand for digital video recording and high-definition products continued to drive our results.

In the quarter, we made substantial progress on several elements of our strategy. We shipped production volumes of the Explorer® 8300™ product to Cablevision Systems in advance of their launch. With this launch, DVR service with Explorer set-tops will be available in substantially all of Scientific-Atlanta’s footprint in North America. In addition, our “overlay” technology was launched in a number of Time Warner Cable systems. This represents an expansion of our served market in North America.

Other strategic opportunities relating to expanding our served market continue to be works in progress. In the quarter, our Japanese set-top was accepted by one of our customers, but we did not receive acceptance from a second, larger customer. We have a plan to complete acceptance in the December quarter. On a separate note, Scientific-Atlanta was not selected by Verizon as the primary supplier of set-top products for their initial fiber-to-the-premises deployments.

Turning to our financial results,

In our first quarter, bookings were $398 million, an increase of 10 percent from last year’s first quarter but a decrease of 26 percent sequentially.

Bookings from our major customers tend to be highly variable within a quarter, and they often vary considerably from one quarter to the next. In addition, bookings are often most challenging in our first fiscal quarter. As we have indicated in the past, we have come to believe that short-term measurements of new order activity are often less useful than longer-term measurements that span several quarters. For the past six months, bookings were $938 million and sales were $912 million. The book-to-bill ratio over this six-month period continued to be greater than 1.

Bookings of subscriber products were $305 million, an increase of 24 percent from last year but a decline of 26 percent sequentially. The year-to-year increase was driven primarily by orders for our Explorer 8000™ products, which increased 86 percent over last year’s first quarter.

First quarter transmission product bookings were $93 million, a 20 percent decrease from last year and a 29 percent decrease sequentially. Both the year-to-year and sequential declines are related primarily to lower orders from Comcast.

International bookings were $75 million, a 13 percent increase from last year, but down 40 percent from last quarter. In the quarter just ended, we did not receive set-top orders from customers in Japan comparable to orders received in the fourth quarter of last year.

Backlog of $442 million was up 23 percent from last year but down 11 percent sequentially. The subscriber product backlog remains strong, with orders for approximately 1.1 million Explorer digital set-tops, although the backlog for transmission products is lower than in recent quarters.

First quarter sales of $453 million increased 14 percent from last year but declined slightly from last quarter. Sales of subscriber products were $333 million, up 21 percent from last year’s first quarter, but down slightly sequentially.

In the first quarter, we sold one million thirty two thousand (1.032 million) Explorer digital set-tops, an increase of 10 percent from last year, with a significantly higher mix of DVRs. In addition, we sold 416 thousand WebSTAR™ cable modems, up 43 percent from last year.

Sales of transmission products were $120 million, essentially flat with last year and down slightly from last quarter.

International sales were $98 million, an increase of 21 percent from last year and eight percent from last quarter. Compared with last year, sales in Asia/Pacific were down slightly, but sales increased in all other regions.

Gross margin in the first quarter was 36.6 percent of sales, a decrease of 60 basis points from last year and 20 basis points from last quarter. As compared to last year and last quarter, lower selling prices in the quarter just ended were partially offset by cost reductions and insurance proceeds related to a fire at a vendor’s production facility in fiscal year 2004.

Operating expenses of $87 million in the first quarter increased by $3 million from last year but declined by $3 million sequentially.

Research and development expenses were $38 million, an increase of $3 million from last year but down slightly from last quarter. The primary driver of the year-to-year increase was incremental hiring related to new set-top designs, including DVR product designs for both Europe and Asia/Pacific. SG&A expenses were $49 million, essentially flat with last year’s first quarter, and a $3 million decrease sequentially.

Earnings in the first quarter were $56 million, or $0.36 per share. Compared with the same period of last year, earnings increased $13 million, or 31 percent. Earnings declined by $14 million, or 20 percent, compared with the fourth quarter of fiscal year 2004, which included an after-tax gain of $16 million related primarily to a federal income tax settlement for certain fiscal years prior to 2003.

The effective tax rate for the quarter was 34 percent.

Our balance sheet remains very strong. Cash and short-term investments decreased slightly in the quarter to $1.290 billion. In our first quarter, cash provided by operating activities was $40 million.

On a sequential basis, accounts receivable increased by $29 million, related to the timing of shipments in the quarter, and days sales outstanding increased to 47 days from 44 days in the preceding quarter. Compared with last quarter, inventory increased by $15 million, related primarily to international set-tops.

In July, we purchased the two leased buildings on our Atlanta campus for a cash payment of $36 million.

Next, Michael will discuss highlights of the quarter for subscriber products.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

Thanks, Wally. The same positive trends that we have discussed for several quarters – digital video recording (DVR), high-definition television (HDTV), voice modems, and international opportunities – continued to provide us opportunity in the first quarter.

Digital video recording has emerged as an important service for network operators. Operators generally are charging monthly service fees in the range of $10, which are not required to be shared with programmers. In addition, increasing evidence suggests that DVR deployment can have a substantial effect on churn. According to Time Warner Cable, early studies show that people with DVRs churn 20 percent less.

Demand for our Explorer 8000 product remains strong. We sold 397 thousand DVRs in the quarter, including 248 thousand units of our standard-definition model and 149 thousand high-definition DVRs. Explorer 8000 product unit sales increased 124 percent from the first quarter of last year.

In the quarter just ended, we sold 92 thousand high-definition set-tops without DVR capability. Together with the high-definition DVRs mentioned previously, we sold 241 thousand high-definition set-tops in the quarter, four times the number sold in last year’s first quarter and an increase of six percent sequentially.

We are happy to report that Cablevision Systems recently stated that they will launch DVR service with our latest generation DOCSIS-based Explorer 8300™ set-top in our second fiscal quarter. We have sold approximately 40 thousand Explorer 8300 set-tops to Cablevision Systems in preparation for their DVR service launch.

Our Explorer 8300 Multi-Room™ product is deployed to a small number of customers. In addition, it is now in several other customer labs for testing. We are enthusiastic about the potential for this product to deliver a whole-house entertainment solution that is highly differentiated from satellite offerings.

We were pleased that our “overlay” solution was launched by Time Warner Cable in Houston and several smaller cities. These launches demonstrate the ability to introduce Explorer set-tops into systems, both large and small, that previously had not been using Scientific-Atlanta set-top products. While all of our early successes have been Time Warner systems, other MSOs have expressed interest in this solution. Through the end of the first quarter, we had shipped more than 46 thousand Explorer 8000 set-tops into overlay systems.

Turning now to IP video,

IP (Internet Protocol) technology, which has been widely discussed as a potential solution for the telephone companies’ DSL networks, is likely to apply equally to telephone and cable networks over time. As many of you know, Scientific-Atlanta has been a leader in leveraging IP technology for digital video. IP signaling is incorporated in all of our digital set-top products, and we provide IP video transport technology in the network for some of our customers. As an example, our Giga-QAM and extra dense QAM array (xDQA) products utilize gigabit Ethernet interfaces to receive video transport in IP. We also have demonstrated the capability to deliver IP video to a modified Explorer 8000 set-top at the recent IBC 2004 show in Europe and the Telecom ‘04 Conference in Las Vegas.

Next, a few comments on data and voice products.

Demand for cable modems is strong. In the first quarter, we sold 416 thousand modems, a record for any quarter. Sales of voice modems increased 29 percent sequentially and represented approximately 25 percent of modem unit sales. Sales of gateway modems nearly tripled sequentially but remain a relatively small percentage of unit sales.

Turning to international,

As Wally indicated in his introduction, we did not achieve full product acceptance from all of our customers in Japan. However, one of our customers has completed its testing and accepted our product. The product is now commercially deployed in one system. As a result, we were able to recognize revenue for approximately 10 thousand Explorer 8200J™ set-tops. We have a plan to complete acceptance with our other customer in the December quarter.

Next, I’ll turn it over to Dwight.

Dwight Duke - Scientific-Atlanta, Inc. - SVP, President, Transmission Network Systems

Thanks, Michael.

Our transmission business performed well in the quarter, although bookings clearly fell short of expectations. There were two key drivers for the lower bookings: a slowdown in our North America QAM business primarily associated with Comcast, and softness in the transport and HFC (hybrid fiber coax) access business in Europe.

Our lower backlog of transmission products will make our second quarter more challenging than the quarter just ended. However, we are actively engaged in several marketplace initiatives that will provide opportunities over the remainder of the fiscal year. In North America, our efforts will be directed toward opportunities related to digital simulcast, commercial services, and the content distribution market. Internationally, we believe that there are growth opportunities in Europe and Asia/Pacific.

For North American cable operators, we see increased interest in digital simulcasting as a strategy to manage their entire base of subscribers – both digital and analog – in the face of competitors with all-digital services. In this scenario, the cable operator simultaneously broadcasts (or “simulcasts”) the basic cable channels in both digitally and analog format. As a result, televisions with digital set-tops would provide an all-digital experience. Digital simulcasting, along with the continued expansion of HDTV services, drives the demand for bandwidth enhancements. This creates a market for our encoders, multiplexers, QAM modulators and 870MHz GainMaker® products, which can be extended to 1 GHz at little additional cost.

Cable operators continue to pursue the multi-billion dollar commercial services market. Scientific-Atlanta offers a broad commercial services product portfolio that includes both coaxial-based and optical-based products designed for the small and medium enterprise (SME) market. Last quarter, our new BroadLAN™ family of HFC products was installed in multiple customer sites. Our customers continue to find innovative uses for BroadLAN’s support of both IP and TDM (Time Division Multiplexing) services. One of the first installations of BroadLAN, for example, was for backhaul of traffic from cellular base stations.

We continue to invest in the content distribution market, which comprises digital video distribution by broadcasters and programmers. In the second quarter, we anticipate increased shipments to Turner and A&E. At the recent IBC 2004 show in Amsterdam, we demonstrated a new MPEG4 advanced encoder that enables broadcasters to increase the number of channels they can deliver over existing bandwidth. It includes an IP transport output to support the migration of content into IP networks, and it will be capable of supporting VC1 (formerly “Windows Media 9”) in the future, helping to provide added flexibility as multiple coding formats begin to coexist within the same transmission network.

We continue to see opportunities in the international market. In the quarter, 46 percent of transmission products sales were outside the United States, the highest percentage in recent years. In Asia/Pacific, we are seeing increased planning for HFC network upgrades. In Europe, sales of digital headend products continue to be strong, especially with DVB-T broadcasters. During the quarter, we announced completion of a DVB-T digital satellite uplink system in conjunction with Sirti for RaiWay in Italy. RaiWay is the company that manages the network for the national public broadcaster in Italy. In addition, Scientific-Atlanta was selected to supply a full range of digital headend products in several German cities as part of the next stage of T-Systems’ DVB-T network rollout in Germany.

In summary we continue to focus on our strategies to deliver modest growth during calendar year 2005.

Back to you, Wally.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Thanks, Dwight.

In summary, we continue to focus on our strategy to broaden the deployment of digital video recorders among our existing customer base, to expand our served market in North America through our overlay strategy, and to find areas of opportunity to grow markets outside North America. In the quarter, we made substantial progress on two of these fronts, and we are focusing our efforts toward making further progress on all of these initiatives in the coming quarter.

Now we will be pleased to take your questions.

Operator

Thank you, ladies and gentlemen. The floor’s now open for questions and comments. If you have any questions or comments, please press the numbers one followed by four on your touch-tone phone. Pressing one followed by four a second time will remove you from queue should your question be answered. Lastly, we ask that while you pose your question, that you please pick up your handset if listening on a speaker-phone. Please hold while we poll for questions. Our first question comes from Alan Bezoza, Friedman Billings Ramsey.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

First, Jim, I’m sure I can speak for everybody and say that our thoughts are with you and hope for a speedy recovery. A couple of questions. First, within Cablevision and bookings. Last quarter you had very strong bookings, mostly related to, I think, Cablevision as well as some of the Japan business. Can you confirm that? And then also with that I would assume you still have a very healthy backlog with Cablevision, without giving us the numbers. And I have a follow-up question after.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

I think your memory is correct with regard to the last quarter. Our bookings were substantial at about $540 million and we did receive substantial orders from Cablevision as well as another Japanese order. I would remind you that over the course of two or three quarters we received orders of about 200,000 set-tops in Japan, but not all of them last quarter. And you are correct, we have reasonable backlogs in both Cablevision as well as, obviously, the Japanese set-tops going forward.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

Great. Also then, can you categorize the DVR ASPs? We’re having a shift here from the standard definition to the high-definition version. How are they shaping up? How are they down? And also relative, how high is the HD DVR relative to the standard definition DVR? My last question revolves around Christmas seasonality, if you can characterize that. We kind of haven’t really seen much seasonality. Well we have, but it’s kind of hard to categorize because we only had it for about a year or so with the high-definition. Is it after the Christmas season, before the Christmas season? Give me some kind of color there.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

I think that I’ll answer the first two questions. This is Wally Haislip, and I will ask Michael to answer the third question with regard to Christmas seasonality. With regard to pricing of DVRs, as we’ve indicated in the past several quarters we don’t give out the exact pricing of products. But you did not actually ask for the actual pricing.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

I know you better than that.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Thank you. The declines in pricing year-over-year for the quarter was in the approximately 10 percent range. You did not ask for the remainder but I will give you the fact that if you look at all DVRs, both — excuse me. If you look at all set-tops, both in the DVR category as well as the other category, the defined year-over-year was in the approximate 10 percent category. With regard to HD versus the standard definition, obviously the pricing is different. I would tell you that there are more features than just HD that have to be considered. So the pricing difference could range as high as $60 to $70 depending on the feature sets of the HD versus the SD, and somewhere in between in that range. Okay? Now Michael with regard to the situation associated with the Christmas season.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

I think regarding HD, I think in the early introduction of HD content, the number of HD events was fairly small. If you recall the major HD event some years ago was the Super Bowl. And what we have seen over the last year, which I think has been part of the HD demand — I think also a number of us as consumers have more HD sets — but we’re seeing reoccurring major venues. For example, through calendar ‘04 we saw, obviously, the Super Bowl. But the college basketball tournaments were carried in HD, the Olympics were carried in HD. And I believe next week the World Series will be carried in HD. And then of course, the Super Bowl will be carried in HD. So I would tell you there’s not a lot of seasonality to it; it’s a fairly ongoing demand because of the number of televisions and also the number of events that are being shown.

Alan Bezoza - Friedman, Billings, Ramsey - Analyst

So you don’t think it has anything to do with the Christmas season?

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

I think some of us take off during the Christmas season. So as a consumer, maybe people have more time to go shop for their set and shop for their HD provider.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

The only comment — this is Wally Haislip. The only comment I would add to that is as we indicated last year, the Christmas season probably is a large season for the purchase of HD televisions. And then following last year at least, following that with all of the programming that Michael indicated, our HD business picked up after the Christmas season.

Operator

Daryl Armstrong, Citigroup Smith Barney.

Daryl Armstrong - Citigroup Smith Barney - Analyst

Given the proliferation of HD programming and clearly the momentum that you guys are seeing in your HD boxes, where are your customers right now relative to capacity utilization? How long do you think that they’ll be able to continue to sweat their existing assets before they have to add in additional transmission capacity? And then secondly, I was wondering if you could give us any color on the linearity of the subscriber bookings this quarter? Thanks.

Dwight Duke - Scientific-Atlanta, Inc. - VP and President - transmission network systems

This is Dwight. I’ll answer the first question relative to HDTV. What we see out there is the cable operators that have bandwidth at 750 megahertz are working through how to deal with expansion of bandwidth. They clearly are up against figuring that they have very few channels left. And there’s two key initiatives they have to do. One is do — take the analog channels and put them digitally and predict how many HDTV channels that’ll be installed over the next say three to five years. And based on that, a lot of the MSOs are looking at how much capital they put into expansion of their bandwidth doing digital simulcast and looking at other technologies to free up bandwidth. But there’s clearly got to be capital that they’re going to have to spend to get more bandwidth in their networks in the coming years.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. With regard to the linearity of subscriber bookings, I think perhaps you’re referring to the nonlinearity of subscriber bookings, but as we’ve indicated before is that our bookings sort of, especially in subscriber come in bunches. And they’re centered around when we negotiate our deals with our major MSOs. So when we are having a negotiation with Cablevision, Time Warner, Charter, Adelphia, Cox and others, that generally goes for more than — is for more than a three month period. And as a result we get a large booking related to that particular customer during that particular quarter. So during the quarters when we negotiate a significant number of these deals we’ll have lots of orders. And then in perhaps the following quarter that may be an up-and-down situation. That is why we point you to looking at this a lot more over a six-month period than over a three-month period to determine what kind of trend we might be going.

Operator

Todd Koffman, Raymond James.

Todd Koffman - Raymond James - Analyst

On the DVR shipment trend, if you take out the 40,000 units you shipped to Cablevision it looks as though DVR shipments to your previously existing customers was down sequentially. My question is where are those trends likely? Are we seeing a plateau, even though it seems as though DVR penetration is still quite low, or was there just a little bit of a pause in the market? Thank you.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. I think — I think we have told you folks before that we have done a lot of primary research with respect to the DVR products. We’ve actually surveyed about 2000 subscribers right now going back to our original launch in August 2002. And you know, the future is hard to predict, but if you look at what we’re hearing from the actual users of the product and you look at the demographics of the users, it looks very much like a very, very satisfied consumer. And we have shared that data with you in some detail in the past. And many of you may indeed have the product so you may understand. But two is the typical DVR subscriber really looks very, very similar to the typical digital cable subscriber. Having said that, this appears to be a very broad base of income levels, et cetera. And our conclusion at least at the moment now is DVR will follow a similar track that launching digital did originally. They just handed me a note, and I think if you subtract out the 40,000 Cablevision units, the quarter-to-quarter change is less than 10 percent.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I would also add one more piece of data to determine where this might be going. If you look at our sales this quarter you would have a little less than 40 percent of our total shipments were DVRs. But if you look at our backlog of 1.1 million units at the moment, you would find that the DVR in the backlog is much closer to — in excess of 45 percent. So we see the trend as being very positive.

Operator

Jason Ader, Thomas Weisel.

Jason Ader - Thomas Weisel - Analyst

Thank you. I just wanted to follow up quickly on that last question. Could you give us a sense — were there a couple of customers that were maybe down sequentially? Was there — was it one customer that — in particular that had a down quarter on the DVR shipments? Just trying to get a sense of seasonality here that came into play.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I think that if you look at it, it is not one particular customer not taking units or whatever; it is simply — one of the things you need to recognize during the summer is that there are lots of people on vacations, and in order to install DVRs in homes people literally have to — need to be home in many instances. So again, we don’t see any unusual trend here established by what happened during the quarter. And as I pointed out, in our backlog as a percentage of the total if you look out over a long period of time, we started out with less than 10 percent of our sales being DVRs and we have now moved into the high 30s, and our backlog actually has — more than 45 percent of the backlog units are DVRs. So we see that as a good trend.

Jason Ader - Thomas Weisel - Analyst

And DVR book-to-bill, you’ve been giving that in the past. Could you give us that again?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

I do not have the information — this is Wally. I do not have that information available with me at the moment. I’ll have someone take a look at it and perhaps we’ll answer the question before the conference call ends.

Jason Ader - Thomas Weisel - Analyst

Just a second question on Japan. If one customer was 10,000 boxes that you were able to recognize on the other customer that you mentioned was larger, am I right to assume that that’s the difference, 190,000? And am I right to assume that you would expect to recognize that revenue in the December quarter on 190,000 set-tops in Japan?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

No. What we indicated was we have orders from multiple customers in the backlog totaling 200,000. What we indicated last quarter is that we had shipped 30,000 units to Japan but we did not recognize any sales because the acceptance criteria had not occurred. [Note: we indicated last quarter that we had shipped 35,000 units to Japan.] We have not ever given the split of one customer versus the other; in fact, a customer who we did receive acceptance still has more orders in the backlog. That was just the number of units that he accepted and we recognized as revenue during this quarter. So the backlog includes several customers and you cannot — you should not assume either that we’re going to ship 190,000 units this quarter coming up, or that all 190,000 remaining in the backlog relates to just the one customer that we have not received acceptance from yet.

Jason Ader - Thomas Weisel - Analyst

How many units did you ship in the September quarter? You shipped 30,000 in the June quarter. [Note: We shipped 35,000 units to Japan in the June quarter.]

How many did you ship in the September quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

We built a substantial number of set-tops. Because there were already 30,000 in Japan we did not — we only shipped a very small number of set-tops, less than 10,000 additional to Japan.

Jason Ader - Thomas Weisel - Analyst

And a lot of the inventory is related to, I’m guessing, the stuff you built?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

That is correct. This is Wally again. We gave you the comment that the increase of $15 million in inventory was primarily related to an increase in inventory associated with set-tops, international set-tops. And that is primarily — or a large portion of that is related to Japan.

Jason Ader - Thomas Weisel - Analyst

Last point here is, Wally, I think it was on the last call — I forget, two calls ago — you had said that the 200,000 in backlog, you would be able to recognize revenue on that over the next six months. So it was September, by the end of the calendar year you expected to recognize revenue, to ship and recognize revenue on those 200,000 boxes. I believe that’s what you said. I’m just trying to get an update on that thinking.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. You did hear correctly. Last quarter we did give an indication that we would — we expected to be able to ship and record sales for 200,000 units by the end of December. Because of the delay in the acceptance process, we will not achieve that. We do expect to achieve or complete the acceptance process for the second major customer during this quarter and then resume or begin shipments and recognize the revenue associated with the units already there. But the 200,000 units will not be sold by the end of December.

Jason Ader - Thomas Weisel - Analyst

Do you expect to ship more product in the December quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally again. We certainly have an expectation, but one of the reasons we made the statement that we made in the conference call script was that we are making very good progress with regard to the acceptance process with the second customer, but because of that we want to get past that acceptance process before we give an indication of how fast these units may roll out.

Operator

Rob Sanderson, American Technology Research.

Rob Sanderson - American Technology Research - Analyst

I have a few questions. First of all on the digital simulcast you were talking about. There’s really interest picking up in simulcast. And your efforts to capture some of that demand. Could you — do you think the simulcast efforts are going to lead to increased set-top demand say over the next two or three quarters, or is that more of a longer-term project from what you see in the marketplace right now?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I’m going to answer the question that was asked previously that we did not have an answer for, and then Michael will take a stab at the question you just asked. I believe the question was asked about the book-to-bill ratio associated with DVRs during the quarter, especially given that I made a comment about a very good backlog of DVRs. The bookings for the DVR product during the quarter were 538,000 units. The shipments were 397,000, so there was a substantial increase in the backlog of DVRs during the quarter.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. Regarding demand for set-tops associated with simulcast, the short answer is no. And the reason is the customers continue to carry the same set of analog channels, and so there’s really no need to put a set-top box out on a TV that’s basic or a standard basic subscriber. Now, what would change that is one of two things, and I think this will happen, but I don’t think it will happen on the horizon you mentioned which was over the next two or three quarters. One is if we ever come to work and the customers have really decided not only are they going to carry 100 percent digital for their premium digital subscribers, but they are also going to either selectively do that by introducing perhaps some new programming and are moving some programming from the analog here — that would create a demand. Also if they were to decide that they are going to bite the bullet and carry everything digitally and remove the analog here, that obviously would create demand. But I think in the timeframe you’re talking about that’s not likely.

Rob Sanderson - American Technology Research - Analyst

Thanks Michael. Maybe a question for Wally. Just turning to the balance sheet. Cash now 55 percent of total assets. I think it’s not been below 40 percent for more than two years. Obviously good news in that you’re tremendously cash rich but bad news in that you haven’t been able to put it to work. And what is the current thinking on your cash balance? And obviously you’ve had a chance to look at all acquisitions under the sun and haven’t been able to find anything to meet your criteria. So what is the plan to better manage that asset?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I think as we’ve indicated previously we have several choices of how to utilize that cash, the first being the acquisition process. I think the opposite word to your question is obviously we have not found an acquisition yet that met our criteria. I would tell you that we are eagerly or aggressively looking at all potential opportunities. We are very diligent in that process and we have not completed that process. So you should not assume that we will not make acquisitions in the future. That continues to be our number-one use, proposed use of that cash.

In addition, we like you easily recognize that our current stock position relative to the potential alternatives tell us that a stock buyback program would be potentially advantageous to us. And we continue to look at that and we will continue to look at that as we go forward. And those are the two primary potential uses of cash. But we are looking and you are right, we did not make an acquisition this quarter, and therefore we have a very high cash balance at the moment. But we are very diligent and very disciplined in the process of looking at this to make sure that we don’t make significant errors when we do make acquisitions. But we are aggressively looking at potential opportunities.

Rob Sanderson - American Technology Research - Analyst

A quick follow-up, Wally. The status of the previous authorization to buy back shares from . .. . . I think from the last filing you still had some room there. Did you buy back any shares this quarter? Or am I incorrect, was that fully exhausted already?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. We did not buy back stock during this quarter. And in review with legal counsel we believe that we had some material information, insider material information that basically required that the Company not open the window, not only for the Company but for the executives as well. So that is — we were not permitted to even consider that potentiality in the last quarter.

Rob Sanderson - American Technology Research - Analyst

But there is still some left on the previous authorization?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

On the previous authorization there are approximately 9 million shares that are still outstanding that we are authorized by the Board to purchase.

Operator

Anton Wahlman, Needham & Co.

Anton Wahlman - Needham & Co. - Analyst

What’s the status of the timing of the DVD recorder to be built-in now? What’s the latest? I believe last time we heard an update on that I think you said that you would have something that you could be going out the door approximately March, April or something like that. But I could be off. What’s the update on that?

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. The current update on that is it would be in our second fiscal year half, closer to the end. I think the product is coming along quite well. But when you think through how to use that DVD other than archiving of content, it starts to create some additional software, some additional functionality you need to think through. But it is proceeding well. We think it’s going to be a great product and we are excited about it.

Anton Wahlman - Needham & Co. - Analyst

Also, Michael, in terms of your initial 8300 shipments here to Cablevision, is this both single TV and multi TV versions, or is it just single to begin with?

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

You mean — let me clarify. Your asking whether there were any multi-room?

Anton Wahlman - Needham & Co. - Analyst

Yes. Well, technically speaking multi TVs. You could have several TVs in the same room. But for the sake of argument that’s fine.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

They’re handing me some data here. I don’t know the answer actually.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally, Anton. Let me make sure — you asked the question with regard to the 8300 shipments to Cablevision, is that correct?

Anton Wahlman - Needham & Co. - Analyst

Yes.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

With regard to Cablevision, unless Michael changes my mind here we did not ship any multi-room capability to Cablevision. We did ship some units as we indicated in the script, in the press release, to other customers.

Anton Wahlman - Needham & Co. - Analyst

Final question then. On the IP video side, Michael, you talked a little bit about it. But I mean, what you characterize that as a major initiative of the Company to go down the IP TV path? And I don’t mean just IP TV to cable operators, but if you look at all of these TV-over-DSL offerings, there is scarcely a telco on planet Earth anymore that isn’t considering television-over-DSL in some form. And these are typically the switched digital video, maybe VC1 or H.264. And there’s (indiscernible) of ethernet in to a single television in a set-top box. Is that a market that you are looking at seriously considering, or is it a more narrow initiative than something like that?

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. We’re very much following it, very much engaged. We see not only some domestic opportunities but a number of international opportunities. Having said that, I don’t think the real issue is focus, I think the real issue is how much business is there in the next say 12 to 18 months. And you know, I don’t think it’s a lot. What I would say is if you look at those networks and the expertise and the system knowledge and the technology, et cetera to actually be successful in bringing that type of product to market, we are, I think, in a very unique position. So as we continue to look at those opportunities and come up with one we really feel good about, we will move forward very aggressively.

Operator

Ehud Gelblum, J.P. Morgan.

Ehud Gelblum - J.P. Morgan - Analyst

Thank you. I actually have a couple of questions. First of all, if you look at the pattern that’s forming on the types of Explorer boxes that you’re selling, a couple of interesting things I wanted to get some more color on. First of all, the 8000 HDs seem to be ramping very rapidly and almost at the expense of the 3000 HDs. There’s almost — it would kind of make sense, and I want your opinion on this, that you were selling the 3000 HD-only boxes to pretty much high-end people who would probably end up rather having HD DVRs. So I’m wondering if as we model this going forward, the 3000s trend down and pretty much are completely consumed by the 8000 HDs.

I’m also wondering about the trends between the regular 8000s and 8000 HDs. Are we seeing everything pretty much converge on the 8000 HD’s I guess? The second part of that question has to with what impact does that have to the margins? I think from prior calls the newer boxes had lower margins than the other boxes, and I think the 8000 HD boxes probably would have the lowest margin of all these. So how A. if that pattern that I mentioned before is true, what is the impact on the boxes on the margins? And then I have a follow-up.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

We’re going to let Michael handle the first portion of that. This is Wally. I would make just a couple of comments. I think you are correct in saying that as the growth of HD — 8000 HD occurs, we have seen a trend downward, at least initially in the non DVR HD. I will let Michael add a little more to that. I will answer the margin question and then turn it over to Michael.

With regard to margins, we have indicated that the margins for DVR product are lower than other products, simply because they were introduced first. And you are correct that the HD product was introduced after the 8000 SD, the 8000 HD after the 8000 SD. And that margin is slightly lower than the margins for other but not significantly. The margins for 8000 in general relative to the other — we’ve indicated we continue to make improvements and we made improvement during this quarter. They continue to be below the company average though, and obviously as that makes go that does put pressure on margins. But the answer to your question specifically associated with 8000 SD versus 8000 HD, while there is some margin difference the margin difference between the two is not significant, and the margin for HD is slightly less.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. I think your hypothesis is correct. I’m looking at the numbers quarter-to-quarter, and the 8000 series HD units are up, the 8000 SD series is down and the standard HD unit is down. And I think the physics or the explanation of why that is go back to my piece of data I mentioned earlier, that the typical DVR user, based on the data we have looked at, is essentially very, very similar to the typical digital cable user. On the other hand, all of the typical digital cable users do not have HDTV. And so what we believe is that if you are an HDTV person, the propensity for you to take DVR is pretty, pretty high. On the other hand, if you don’t have HD, your propensity to take DVR is still very high. So it is certain that the 8000 HD is going to cannibalize the HD user on the lower end unit, and the SD unit for that matter.

Ehud Gelblum - J.P. Morgan - Analyst

Are those — there was probably a select group of people out there who were early adopters and had an 8000 box and an HD 3000 box, but now can only have a single box. Are you getting any feedback from the MSOs that as they turn in their dual box selection for a single HD 8000 that those — I’m assuming that those single boxes go back out in the field and took pressure perhaps on new orders for 8000’s?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I think that we are very early in the stages of rolling out both 8000 as well as HD boxes overall. We have not had any communication with customers that would corroborate that statement that you made.

Ehud Gelblum - J.P. Morgan - Analyst

Let me ask you my one last question which I’m sort of driving to the end. It seems looking back at the number of set-tops that you’ve sold for a number of quarters that 1 million set-tops a quarter just seems to be the right number. It comes anywhere from 900-some to 1 million-some. And right when they seem to be breaking out from 1 million, it kind of fell back to 1.32. Is there something magic about that number with respect to the customers that you have right now and the pace at which they roll things out? Can we get to 1.1 million and higher using the same customer set, or do we really have to broaden out and need Japan and other international players sort of to broaden the addressable market?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I will answer this question and Michael will add something if you would like afterwards. I think that there’s nothing magic about the 1 million unit level. It does seem that we are migrating around that 1 million unit level and getting our growth from actually the increase of the mix of that 1 million unit level toward DVR. I think the potentiality to move beyond that 1 million unit level exists with regard to two things that we’re working on and we’re making some progress, and that is, obviously, overlay opens up and expands our served market and allows us to sell units into systems that we have not previously sold. And the potentiality exists primarily initially for DVR, but it would potentially also exist, the potentiality exists that we could sell any of our set-tops, digital set-tops in that area. The second area is that obviously we have international growth as a major strategic emphasis. We’re working on increasing units in Europe as well as, obviously, in Japan and other areas in Asia represent significant opportunities. Therefore, overlay and the growth of international certainly offer the opportunity to expand beyond our current levels.

Operator

Steve Levy, Lehman Brothers.

Steve Levy - Lehman Brothers - Analyst

Just a couple of quick questions about gross margins. If you could help us understand the magnitude of the insurance payment and in terms of how much it helped the gross margins? And also, can you help us quantify the cost of the impacts on the gross margins as a result of the overlays? I think you’ve talked about that in the past.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I’ll take the question. With regard to the insurance piece, we have not given the exact amount of the insurance payment. But the impact — the impact of the insurance payment on gross margins for the quarter was approximately 1 point of gross margin. With regard to overlay, we have — the overlay cost, obviously, we have indicated that in some instances we have agreed to incur the initial startup costs associated with overlay, which includes both the cost of headends and in some instances the installation cost and program management cost as well. That cost with regard to the initial overlay systems was incurred over two or three quarters, including some at a very small amount this quarter. Actually the cost was greater in the last two quarters than this quarter. But obviously, we are pursuing opportunities. That does — if we do continue to incur those headend costs, we believe these opportunities are significant. But you are correct. The magnitude again in those overlay costs as it relates to has been in each case less than 1 point of margin in each of the quarters I’m talking about.

Steve Levy - Lehman Brothers - Analyst

Wally, just to make sure I understood. And I think it was clear, but I just want to confirm that. The impact on — the negative impact of absorbing those costs on your gross margin was much less this quarter than it was the previous quarter, right?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

That is correct.

Steve Levy - Lehman Brothers - Analyst

The last question I have for you. Are there any production constraints or component constraints, particularly with your DVR or HD boxes?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. Obviously, the DVR product has twice the number of components as a normal digital box, and therefore, automatic insertion, as well as — as we move to DVR, the actual test equipment that we use is unique. So over the last couple of quarters we have expanded the capacity of DVR without actually expanding the overall capacity of the number of set-tops. We’ve indicated that the number of set-top capacity ranges in the 1 million to 1.1 million units in the past. While that number has not increased, we currently are just in the process of completing that capacity increase with regard to DVR that will allow us to have a capacity of greater than 500,000 units per quarter.

Steve Levy - Lehman Brothers - Analyst

But in terms of having your sales constrained by any of that, I’m taking the message here that it hasn’t. You’re just putting that in in advance, right?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

We are putting that in in advance. And in the last few quarters while we have been in many instances for the last three quarters at maximum capacity, it has not represented a constraint to us. We have been able to accommodate the needs of our customers over the last two or three quarters. And we are — Michael, and myself, as well as the Vice President of Manufacturing have conversations and we try to anticipate this. It takes about three months of advance notice in order to expand capacity in the factory, and we have been able to do that successfully in advance of the demand.

Steve Levy - Lehman Brothers - Analyst

And then the availability of any particular components has not been a constraining factor either? Is that correct?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

We always have constraints during the quarter, but I would tell you that over the last two or three quarters we have not missed any shipments because, ultimately because of those constraints. But it gets exciting during some portions of the quarter, but we have been able to address those issues and meet the demand.

Steve Levy - Lehman Brothers - Analyst

Thanks very much for the disclosure on the DVR backlog, and also how many shipments of set-top boxes for the overlay. I think that really helps us quantify the opportunity.

Operator

Greg Mesniaeff, Calyon Securities.

Greg Mesniaeff - Calyon Securities - Analyst

Just two quick questions. Most of my questions have been answered. Wally, you mentioned that in the transmission segment this quarter saw some softness in the core modulator space, particularly at Comcast. I’m kind of wondering what — whether you have any insight as to their thinking in terms of is this a function of a saturation of the VOD opportunity relative to their current needs, or has there been any market share shift of any kind? Or if you could just give us some color.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Greg, this is Wally. I think probably Dwight is best capable of answering that question. So I’ll ask Dwight to answer it.

Dwight Duke - Scientific-Atlanta, Inc. - VP and President - transmission network systems

This is Dwight. What’s going on there is there’s lots of different services on network on demand. With the VOD or subscription VOD, all those are getting rolled out in different factions or on different systems. It just happened to be over the last six to nine months Comcast put a big surge on to get their Phase I of this thing in. As you know, they’ve announced a lot of new content and a lot of new programming that’s going to be coming down the pike to try to create more of what we call contingent rates within those services to create more demand for the product. So what we’re doing now is tracking those contingent rates. And as those things move up they will create more demand for product. But the contingent rates are probably more a deal you’re going to have to do with the customers themselves on. But over a longer period of time we see that business will continue to go.

Greg Mesniaeff - Calyon Securities - Analyst

Okay. Another question is in the area of — you mentioned I remember I think it was the previous quarter or maybe some time before that, there was quite a bit of emphasis placed on the software services and support division, as you call it, SciCare. Nothing was mentioned on the call so far. I was wondering if you could give us some color as to how things are looking in that space.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. As we’ve indicated, we continue to make progress in the SciCare business, but it is currently a very important portion of our business but a very small portion of our business. I would indicate that we continue to make some strides, but the size of that business, especially with regard to subscriber software type opportunity, has not changed sizably over the last couple of quarters.

Greg Mesniaeff - Calyon Securities - Analyst

Great. Just a quick follow-up on the gross margin question as it relates to the DVR, the various flavors of DVR’s that you have now. You know, you guys have been known to regularly and periodically re-engineer your design for a more efficient use of silicon components. I’m kind of wondering where we are on that roadmap relative to the new set-top box models, and whether any improvements in gross margins from component redesign going forward will be more a function of the silicon redesign or perhaps different usage of other components such as hard drives?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

I think with regard to gross margins we are constantly looking at redesigns. Obviously the 8300 design platform that we introduced this quarter, we shipped not only the 8300 platform to Cablevision and utilized it for the multi-room shipments hat we made, in total we shipped about 100,000 units or so with regard to this 8300 platform. And we will transition over the next couple of quarters all of our product of DVR’s to this 8300 platform.

That platform adds features, allows us to do DOCSIS-based, allows us to do multi-room as well as other things. In addition, it is a silicon reduction effort as well that does allow us to adjust some cost reductions as well. Going forward we continuously have additional redesigns on the table. They will continue over the next year. Those do include silicon reductions as well as other types of reductions. We believe when the combination — our goal has been as we indicated before that to maintain margins above 35 percent, in the 35-plus percent range. We were at 36.6 percent margins this past quarter. As we migrate to a heavier mix of DVR’s, obviously that will represent some degree of pressure. But we continue to have confidence that we can maintain those margins above 35-plus percent. What we would like to do, what we are trying to do and endeavoring to do as we’ve indicated — we also gave price reductions to our customers this past quarter. We indicated that in the set-top world that our year-over-year adjustments, both in the DVR world as well as other set-tops was in the 10-plus percent range. So we are sharing these cost reductions with our customers as well. So our goal is to utilize our effectiveness in the factory, our effectiveness of design, our effectiveness of procurement to maintain our margins above 35-plus percent, and also utilize it to grow the top line. So it is a combined effort, and our bigger emphasis is on increasing the top line versus increasing that margin significantly above where it is today.

Greg Mesniaeff - Calyon Securities - Analyst

Thanks Wally. Any chance that some of the lower-end set-top box models may be eliminated altogether? It seems like you’re at an all-time high now as far as the various flavors of the Explorer that’s currently still available. And I would think that to maximize the economies of scale some of the lower-end boxes may cease to be necessary.

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. I think we would love for every box we ship to be the high-end box. There’s still some demand. I think one area we still see that’s not in a huge volume at this point in time, but is internationally we do run into a lot of digital start-ups, if you will, who are just getting started. And that box at least is part of a family; it’s not a lead box. We’ve obviously introduced the multi-room product, and the multi-room product in addition to sort of helping our customers with the box that’s sitting in the home already, when the 8000 or 8000 HD gets explored will support up to three traditional televisions. So if you look at AO rates, I don’t think anyone is above 2, and typically people are at about 1.5. So if you were to deploy a very robust multi-room solution, you would require some additional low-end boxes. Clearly, the mix has shifted, and clearly that has been part of our strategy. But it’s not going away completely yet.

Operator

Gilad Alper, Merrill Lynch.

Gilad Alper - Merrill Lynch - Analyst

My questions have been answered. Thank you.

Operator

Nikos Theodosopoulos, UBS.

Nikos Theodosopoulos - UBS - Analyst

Can you hear me?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. I can hear you.

Nikos Theodosopoulos - UBS - Analyst

A couple of questions. On the DVR bookings, it looked like a pretty strong number versus unit shipments. Was that broad-based or was it tied to the new orders from Cablevision?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

With regard to the orders that we had — this is Wally. With regard to the orders that we took this quarter, we took no additional orders, or no significant additional orders of DVR from Cablevision. So it was broad-based.

Nikos Theodosopoulos - UBS - Analyst

Broad-based. And it looked like that improved sequentially? Is that — looking at that — because the number seems meaningful versus the shipment levels.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

The number did improve sequentially, yes.

Nikos Theodosopoulos - UBS - Analyst

Just two other quick ones. On the gross margin by pricing, is that also due to a specific customer or was it more broad-based due to new pricing mechanisms that take into effect in the beginning of the fiscal year? I’m not quite sure why if I look at your mix of units and so forth, it didn’t seem like anything really stood out versus the last couple of quarters.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. Could you ask the question again. I missed the first part there and I don’t quite understand your question.

Nikos Theodosopoulos - UBS - Analyst

The gross margin decline that you mentioned in set-tops, was that due to something specific to a customer or broad-based pricing changes this quarter? Because if I look at the mix of units of your set-tops they didn’t seem to change much from the last couple of quarters.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

What it indicates is that we have a process in which we are giving customers price improvements throughout the year, as well as we are, obviously, looking to fund that by making manufacturing procurement and design improvements in order to be able to fund that. As we move — what it says in this particular quarter, that those — the lumpiness of the design changes as well as procurement, that the price declines sort of outweigh the improvements in procurement, as well as design for this quarter.

Nikos Theodosopoulos - UBS - Analyst

So that could reverse or that could get better or worse in any particular quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

I think it will depend — this is Wally again. It will depend on how we do in a particular quarter over — probably a better measurement as we look at this is to compare year-over-year quarter by quarter, and for this at this particular time. We have indicated over time that as the mix of products moves towards DVR that that would provide some pressure. And as I indicated, my guidance is that we could maintain margins in the 35-plus. We obviously have maintained margins above that and we continue to endeavor to have the best possible margins we possibly could have. This particular quarter though, the price declines outweighed the cost reductions. And as a result of that you saw some margin erosion overall.

Nikos Theodosopoulos - UBS - Analyst

One last question. And if someone asked this, I apologize. You mentioned that you weren’t selected by Verizon in their set-top process. Can you talk about why you think you weren’t selected and what if anything does that mean as SBC, which just announced this big rollout — does that give any indication as to what may or may not happen in that account as they make their selection process?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. Since Verizon is still in its process of making its final decisions with regard to that particular choice, we would prefer not to comment at this time. The statement that we have made was that we are not currently in negotiation and that we were not the one that was chosen. But at this stage of the game we would prefer not to comment on that until after the process is completed.

Nikos Theodosopoulos - UBS - Analyst

So I guess a comment that — you didn’t say anything about SBC implies that whatever process they’re in, you’re still involved in that.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally again. We do continue to — with respect to anything specific to SBC or any others, I think it is fair to say that we continue to quote activity with RBOCs and pursue opportunities with regard to RBOCs both on the transmission as well as the set-top side, and we will see where that goes.

Operator

April Horace, Janco Partners.

April Horace - Janco Partners - Analyst

Last quarter you guys shipped around 110,000 set-tops internationally. I was wondering how many you shipped this quarter and if you could give us an update on where you are with Telewest? Then I have a follow-up.

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. As we indicated, we shipped 110,000 last quarter. We shipped 139,000 this quarter. As we indicated, we began shipment of Japan. We continue to make shipments to Telewest. We are in the process with regard to the 4200. We are in the acceptance process of our new product the 4200, and we expect to achieve that piece as well. Excuse me just one moment. Okay, I’m being told that the 139,000 does not include Japan. [Note: the 139,000 we shipped internationally this quarter does include 10,000 units shipped to Japan.] Okay? So it would be even greater than that. So we are making significant progress. We made — we don’t indicate specific units to customers, but we have a very good business with Telewest. We’ve made significant shipments to Telewest, as we have indicated before, as well as to Japan. We also include — I would also indicate to you we do include shipments to Rogers and Videotron and other Canadian customers in that overall number as well.

April Horace - Janco Partners - Analyst

And then I was wondering is there any interest on behalf of the MSOs of adding some sort of wireless capability to be able to transfer files from the DVR to your computer, or something else very similar to what TiVo has been working on?

Michael Harney - Scientific-Atlanta, Inc. - VP and President - subscriber networks

This is Michael. I think the first step on the multi-room is essentially video from the 8000 server to the other televisions, and they clearly are quite interested in that. They’re interested in that because running it over the existing coax requires no big installation issues. It’s very well secured; it’s actually more secure inside the home than it is outside the home, and it obviously provides a very valuable service to the other televisions. What they are asking us for as the next step is what you just said which is if you had multiple 8000’s for example in the home, you could share information between the servers. I think you probably would find some that would be somewhat receptive to wireless, but I think for the most part they would rather use the same coax they’re using now to do the server from the 8000 to the basic boxes, and then add additional 8000’s in the home and use the same wiring. Obviously, we would love to have four 8000’s in a home instead of one, so it would be something we might spend a little time on.

April Horace - Janco Partners - Analyst

And then you guys just ramped up your DVR capacity to 500,000, so should we infer that you’re going to hit that level soon?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

This is Wally. We give you capacity numbers; we do not make forecasts. We obviously make those capacity increases because we realize there is a potentiality if the number of units of DVR demand grows, and as a result of that we have made this capacity increase, we will see what the market bears. We obviously had very strong bookings of DVR during the quarter.

April Horace - Janco Partners - Analyst

No, I agree. It looks like it’s about 495,000 if you take 45 percent of 1.1 million. Is that about the right number?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

That number is approximately correct. I don’t have the exact number with me.

Operator

Larry Harris, Oppenheimer & Co.

Larry Harris - Oppenheimer & Co. - Analyst

Glad I got in tonight. Just a quick question about capital expenditures. Including the purchase of the leased facilities, would I be correct in assuming that CapEx was around 47 or 48 million, if you have a number? And are there any additional facility purchases of a significant magnitude planned in future quarters?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

Larry, this is Wally. I’m also glad that you got your question in tonight, and your math is extremely good. The exact number is $45.8 million, including the $36 million associated with the two buildings. The $36 million for the two new buildings, we don’t (indiscernible) — we now own all of the buildings here at Sugarloaf. They were on a long-term lease. That lease — we had a lease purchase option at this time and we took it. We are not currently anticipating any significant additional capital purchases other than our ongoing capital expenditures related to the sale of our products, which as you are well aware run in the neighborhood of $10 to $11 million a quarter.

Operator

Scott Coleman, Morgan Stanley.

Scott Coleman - Morgan Stanley - Analyst

I’m wondering if you can give us the percentage of set-top boxes that you — that are at the high end?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

If you look at the — this is Wally. I will define for you the high-end and limit it to simply the HDTV and the 8000’s for the purpose of answering this question. But at this — if you look at that for this quarter and the sales would equal 48 percent of the total.

Scott Coleman - Morgan Stanley - Analyst

Defining it differently than you have in the past?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

If I define it the other way which we have done previously to include the 4000 model or the DOCSIS model, that number would equal 62 percent.

Scott Coleman - Morgan Stanley - Analyst

Thanks Wally. Two other quick ones if I could. One, who were your 10 percent customers and approximately what amount this quarter?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

We don’t normally give the exact amounts out, but we had three top-10 or 10 percent customers, and Time Warner, Cablevision and Comcast and the combination of the two or the three equal to somewhere in the neighborhood of 46 to 47 percent of our total sales.

Scott Coleman - Morgan Stanley - Analyst

One last one if I could. The material information that the Company possessed during the quarter that precluded share repurchases, is that still — is that issue or information now public, or is that still something that’s private?

Wally Haislip - Scientific-Atlanta, Inc. - SVP, Finance and Operations

It is now public.

This is Wally. I would like to thank everyone for participating tonight. And after the phone call for many of you, Tom Robey and myself will also be having — will be happy to answer your questions, if you also have questions, for several hours tonight. So I look forward to those conversations as well. Again, thank you and goodnight.

Operator

Thank you, ladies and gentlemen. This does conclude today’s teleconference. You may disconnect your phone lines at this time and have a wonderful day.

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“Forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, may be included in this document. A variety of factors could cause Scientific-Atlanta’s actual results to differ from the anticipated results expressed in such forward-looking statements. Investors are referred to Scientific-Atlanta’s Cautionary Statements (Exhibit 99.1 to the company’s most recent Form 10-K), which statements are incorporated into this news release by reference.

Scientific-Atlanta, Inc. (NYSE:SFA) (http://www.scientificatlanta.com) is a leading supplier of transmission networks for broadband access to the home, digital interactive subscriber systems designed for video, high-speed Internet, and voice over IP (VoIP) networks, and worldwide customer service and support.

Scientific-Atlanta, the Scientific-Atlanta logo, Explorer and GainMaker are registered trademarks of Scientific-Atlanta, Inc. WebSTAR, Multi-Room, BroadLAN, 8300, 8200J and 8000 are trademarks of Scientific-Atlanta, Inc.